Exhibit 99.1

Papa John’s Announces Second Quarter 2018 Results and Updates 2018 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 7, 2018--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended July 1, 2018.

Highlights

  Earnings per diluted share of $0.36 and adjusted earnings per diluted share of $0.49 in the second quarter of 2018, excluding the impact of China refranchising; adjusted earnings per diluted share down 24.6% from the second quarter 2017 of $0.65
  System-wide North America comparable sales decrease of 6.1%
  International comparable sales decrease of 0.8%; total international sales increase of 12.2%, driven by unit growth
  35 net unit openings in second quarter of 2018 driven by international operations
  Company completed the refranchising of 34 company-owned restaurants in China during Q2
  Cash flow from operations of $74.2 million; free cash flow of $52.6 million for the first six months of 2018
  2018 outlook revised downward including lowered adjusted EPS range of $1.30 to $1.80 as a result of negative sales trends

“Earlier this year, we began implementing key changes in how we operate and market our products to refocus on quality and better connect with customers,” said Steve Ritchie, President and CEO of Papa John’s. “While results have been challenged by recent events, we are committed to these strategic priorities and continue to believe that they will lead to enhanced performance. We have also begun an external audit of Papa John’s culture and will address any improvements that are recommended at its conclusion. Our entire leadership team understands the importance of getting our culture and business improvements right. We have important work ahead of us, and I feel certain that with the collective efforts of our 120,000 corporate and franchise team members that the best days for Papa John’s are ahead.”

Operating Highlights

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 1, 2018	June 25, 2017	Increase / (Decrease) %	July 1, 2018	June 25, 2017	Increase / (Decrease) %

Total revenue	$407,959	$434,778	(6.2%)	$835,328	$884,044	(5.5%)
Income before income taxes	19,705	35,458	(44.4%)	42,067	77,329	(45.6%)
Net income	11,791	23,538	(49.9%)	28,528	51,966	(45.1%)
Diluted EPS	$0.36	$0.65	(44.6%)	$0.86	$1.42	(39.4%)
Diluted EPS, adjusted	$0.49	$0.65	(24.6%)	$0.98	$1.42	(31.0%)

All operating highlights are compared to the same period of the prior year, unless otherwise noted.

Adjusted financial results excluding Special items, which impact comparability, are summarized in the following reconciliation. The table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. All highlights are compared to the same period of the prior year, unless otherwise noted.

	Three Months Ended		Six Months Ended
	Jul. 1,	Jun. 25,	Jul. 1,	Jun. 25,
(In thousands, except per share amounts)	2018	2017	2018	2017

GAAP Income before income taxes	$19,705	$35,458	$42,067	$77,329
Special items:
Refranchising losses, net	2,122	-	1,918	-
Adjusted income before income taxes	$21,827	$35,458	$43,985	$77,329

GAAP Net income	$11,791	$23,538	$28,528	$51,966
Special items:
Refranchising losses, net (1)	1,647	-	1,488	-
Tax impact of China refranchising	2,435	-	2,435	-
Adjusted net income	$15,873	$23,538	$32,451	$51,966

GAAP Diluted earnings per share	$0.36	$0.65	$0.86	$1.42
Special items:
Refranchising losses, net	0.05	-	0.05	-
Tax impact of China refranchising	0.08	-	0.07	-
Adjusted diluted earnings per share	$0.49	$0.65	$0.98	$1.42

(1) Tax effect was calculated using the company's marginal rate of 22.4%.

On June 15, 2018, we refranchised our China operations including our 34 company-owned restaurants and the quality control center. The refranchising losses, net of tax, of $1.6 million for the second quarter of 2018 and $1.5 million for the six months ended July 1, 2018 are primarily driven by this China refranchise. We also had $2.4 million of additional tax expense associated with the China refranchise. This additional tax expense is primarily attributable to the required recapture of operating losses previously taken by Papa John’s International.

The non-GAAP adjusted results shown above should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding these Special items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance, to analyze trends, and to determine compensation.

Consolidated revenues decreased $26.8 million, or 6.2%, for the second quarter of 2018 and decreased $48.7 million, or 5.5%, for the six months ended July 1, 2018. These decreases were primarily due to lower comparable sales for North America restaurants that resulted in lower company-owned restaurant revenues, lower royalties and decreased North America commissary sales. These decreases were somewhat offset by higher International revenues due to an increase in equivalent units and the favorable impact of foreign exchange rates and the impact of higher commodity prices on North America commissary revenues. Additionally, 2018 included an increase in revenues of approximately $1.8 million and $4.3 million for the quarter and six months ended July 1, 2018, respectively, primarily due to the required reporting of franchise marketing fund contributions as revenues (previously netted with expenses) under the newly adopted revenue recognition standard, Revenue from Contracts with Customers (“Topic 606”); see the “Revenue Recognition and Income Statement Presentation” section below for more details.

Consolidated income before income taxes of $19.7 million for the second quarter of 2018 decreased $15.8 million, or 44.4%, compared to the second quarter of 2017. Income before income taxes, as a percentage of consolidated revenues, was 4.8% for the second quarter of 2018, as compared to 8.2% for the second quarter of 2017. The $15.8 million decrease was primarily driven by lower North America revenues as explained above, higher restaurant operating costs, higher interest expense and a loss on the sale of our China operations. Significant changes in the components of income before income taxes are as follows:

  Domestic Company-owned restaurants operating margin decreased $6.7 million, or 1.4% as a percentage of related revenues, primarily due to lower comparable sales of 7.2% and increased operating costs including higher commodities and minimum wages as well as increased non-owned automobile costs. Additionally, the adoption of Topic 606 reduced the restaurant operating margin due to the revised method of accounting for the customer loyalty program.
  North America franchise royalties and fees decreased $2.7 million, or 10.1% as compared to the second quarter of 2017, primarily due to lower comparable sales of 5.7% and an increase in franchise royalty waivers.
  North America commissary operating margin decreased $400,000, and remained flat as a percentage of related revenues, primarily due to lower sales volumes.
  International operating margin increased $800,000, or 0.6% as a percentage of related revenues, primarily due to higher royalties from increased equivalent units and higher income from the United Kingdom Quality Control Center.
  Other operating margin decreased $1.2 million, or 6.3%, primarily due to higher costs related to various technology initiatives and increased advertising spend in the United Kingdom. The “Revenue Recognition and Income Statement Presentation” section below provides more information on our “Other revenues” and “Other expenses” income statement line items.
  General and administrative (“G&A”) costs decreased $1.5 million, or 3.8%, primarily due to lower management incentive and benefit costs as well as a shift in the timing of the annual operators’ conference to the third quarter of 2018. These cost decreases were partially offset by an increase in various technology initiative costs and higher bad debt expenses.
  Refranchising losses of $2.1 million were incurred in the second quarter of 2018 primarily related to the refranchising of China, as previously discussed.
  Net interest expense increased $3.9 million for the second quarter due to an increase in average outstanding debt, which is primarily due to share repurchases, as well as higher interest rates.

For the six months ended July 1, 2018 consolidated income before income taxes was $42.1 million, a decrease of $35.3 million, or 45.6%, compared to the six months ended June 25, 2017. Income before income taxes, as a percentage of consolidated revenues, was 5.0% for the six months ended July 1, 2018 compared to 8.7% for the six months ended June 25, 2017. These decreases were primarily due to the same reasons noted above for the three-month period. In addition, for the six months ended July 1, 2018, G&A expenses increased $1.8 million, or 2.3%, primarily due to an increase in various technology initiative costs and higher bad debt expenses and legal fees.

Operating margin is not a measurement defined by GAAP and should not be considered in isolation, or as an alternative to evaluation of the company’s financial performance. In addition to an evaluation of GAAP consolidated income before income taxes, we believe the presentation of operating margin is beneficial as it represents an additional measure used by the company to further evaluate operating efficiency and performance of the various business units. Additionally, operating margin discussion may be helpful for comparison within the industry. The operating margin results detailed herein can be calculated by business unit based on the specific revenue and operating expense line items on the face of the Condensed Consolidated Income Statement. Consolidated income before income taxes reported includes G&A expenses, depreciation and amortization, refranchising losses and net interest expense that have been excluded from this operating margin calculation.

The effective income tax rates were 35.7% and 28.6% for the three and six months ended July 1, 2018, respectively, representing an increase of 6.2% and a decrease of 0.5%, respectively, from the prior year comparable periods. The increase for the three months ended July 1, 2018 was due the impact of the China refranchising, as previously discussed. Excluding the China refranchising impact of 12.4% and 5.8%, the effective income tax rates were 23.4% and 22.8% for the three and six months ended July 1, 2018, respectively.

Diluted earnings per share decreased 44.6% to $0.36 for the second quarter of 2018 and decreased 39.4% to $0.86 for the six months ended July 1, 2018. Adjusted diluted earnings per share decreased 24.6% to $0.49 for the second quarter of 2018 and 31.0% to $0.98 for the six months ended.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Six Months Ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017

Global restaurant sales (decline) / growth (a)	(2.3%)	4.1%	(1.8%)	4.5%

Global restaurant sales growth, excluding the impact of foreign currency (a)	2.3%	5.1%	0.6%	5.3%

Comparable sales (decline) / growth (b)
Domestic company-owned restaurants	(7.2%)	2.3%	(6.7%)	2.7%
North America franchised restaurants	(5.7%)	1.1%	(5.3%)	1.4%
System-wide North America restaurants	(6.1%)	1.4%	(5.7%)	1.7%

System-wide international restaurants	(0.8%)	3.9%	(0.3%)	4.9%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, was as follows for the first six months of 2018 and 2017 (in thousands):

	Six Months Ended
	July 1,	June 25,
	2018	2017

Net cash provided by operating activities (a)	$74,201	$77,863
Purchases of property and equipment (b)	(21,562)	(30,457)
Free cash flow	$52,639	$47,406

(a)	The decrease of $3.7 million was primarily due to lower net income somewhat offset by favorable changes in working capital items.
(b)	The decrease of $8.9 million was primarily due to higher capital expenditures in 2017 related to the construction of the company’s new domestic commissary in Georgia, which opened in the third quarter of 2017.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important liquidity measure because it is one factor that management uses in determining the amount of cash available for investment. However, it does not represent residual cash flows available for discretionary expenditures. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results for the three and six months ended July 1, 2018 and cash flow for the six months ended July 1, 2018.

Global Restaurant Unit Data

At July 1, 2018, there were 5,247 Papa John’s restaurants operating in all 50 states and in 46 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - April 1, 2018	679	2,745	3,424	1,788	5,212
Opened	1	26	27	61	88
Closed	(2)	(42)	(44)	(9)	(53)
Acquired	-	-	-	34	34
Sold	-	-	-	(34)	(34)
Ending - July 1, 2018	678	2,729	3,407	1,840	5,247

Year-to-date
Beginning - December 31, 2017	708	2,733	3,441	1,758	5,199
Opened	5	44	49	114	163
Closed	(4)	(79)	(83)	(32)	(115)
Acquired	-	31	31	34	65
Sold	(31)	-	(31)	(34)	(65)
Ending - July 1, 2018	678	2,729	3,407	1,840	5,247

Unit growth (decline)	(30)	(4)	(34)	82	48

% increase (decrease)	(4.2%)	(0.1%)	(1.0%)	4.7%	0.9%

The company has added 159 net worldwide units over the trailing four quarters ended July 1, 2018. Our development pipeline as of July 1, 2018 included approximately 1,210 restaurants (140 units in North America and 1,070 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our share repurchases for the three and six months ended July 1, 2018 and subsequent repurchases through July 31, 2018 (in thousands):

Period	Number of Shares	Cost

Three months ended July 1, 2018	490	$28,440
Six months ended July 1, 2018	2,491	148,390
July 2, 2018 through July 31, 2018	134	6,518

There were 32.2 million and 32.9 million diluted weighted average shares outstanding for the three and six months ended July 1, 2018, respectively, representing decreases of 13.6% and 11.9% over the prior year comparable periods. Approximately 31.5 million actual shares of the company’s common stock were outstanding as of July 1, 2018.

As previously disclosed, on March 1, 2018 we announced a $100 million accelerated share repurchase agreement (“ASR Agreement”) with Bank of America, N.A. (“BofAML”). Pursuant to the terms of the ASR Agreement, we paid BofAML $100 million in cash. On March 6, 2018, we received an initial delivery of approximately 1.3 million shares of common stock for $78.0 million or 78% of the total ASR Agreement. The remaining $22.0 million of the ASR Agreement was completed May 14, 2018, delivering approximately 400,000 additional shares. Under the completed ASR Agreement, approximately 1.7 million shares were repurchased for $100.0 million.

The company does not expect to repurchase any more shares in 2018 after the current trading plan expires in early August.

Cash Dividend

We paid a cash dividend of approximately $7.2 million ($0.225 per common share) during the second quarter of 2018. Subsequent to the second quarter, on August 1, 2018, our Board of Directors declared a third quarter dividend of $0.225 per common share (approximately $7.2 million based on current shareholders of record). The dividend will be paid on August 24, 2018 to shareholders of record as of the close of business on August 13, 2018. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

Revenue Recognition and Income Statement Presentation

On January 1, 2018, we adopted the new revenue recognition standard using the modified retrospective method. Under the modified retrospective method, prior period results were not restated to reflect the impact of Topic 606, resulting in reduced comparability between 2018 and 2017 operating results. The impact of adoption includes the following:

(in thousands, except for per share amounts)

	Three Months Ended	Six Months Ended
	July 1, 2018	July 1, 2018

Total revenue impact (a)	$1,814	$4,250
Pre-tax income impact (b)	(1,375)	(1,860)
Diluted EPS	(0.03)	(0.04)
(a)	The increase in total revenues of $1.8 million and $4.3 million for the three and six months ended July 1, 2018, respectively, is primarily due to the requirement to present revenues and expenses related to marketing funds we control on a “gross” basis. This increase was partially offset by lower company-owned restaurant revenues attributable to the revised method of accounting for the loyalty program. The marketing fund gross up is reported in the new financial statement line items, Other revenues and Other expenses, as discussed further below.
(b)	The $1.4 million and $1.9 million decreases in pre-tax income for the three and six months ended July 1, 2018 are primarily due to the revised method of accounting for the loyalty program, marketing fund co-ops we control and franchise fees.

Additional detail on the adoption and 2018 impact of the new revenue recognition standard can be found in our Form 10-Q for the quarterly period ended July 1, 2018 filed with the SEC.

While not required as part of the adoption of Topic 606, our income statement includes newly created Other revenues and Other expenses line items. Other revenues and Other expenses include the Topic 606 “gross up” of revenues and expenses derived from certain domestic and international marketing fund co-ops we control, as previously discussed. Additionally, Other revenues and Other expenses include various reclassifications from North America commissary and other, International expenses and G&A expenses to better reflect and aggregate various domestic and international services provided by the company for the benefit of franchisees. Related 2017 amounts have also been reclassified to conform to the new 2018 presentation, as detailed in the “Summary of Income Statement Presentation Reclassifications” included with this press release. These reclassifications had no impact on reported total revenues or total costs and expenses. Refer to the ‘Investor Relations’ section on our company website for details of income statement presentation reclassifications for each quarter of 2017.

Update of Previously Issued Financial Guidance

The recent negative publicity surrounding the company’s brand negatively impacted July sales in North America. Our North America comparable sales for the July period decreased approximately 10.5%. At this time, the company cannot predict how long and the extent to which the negative customer sentiment will continue to impact future sales. In addition, the company expects to incur significant costs as a result of the recent negative publicity including, but not limited to, the following:

  re-imaging costs at nearly all domestic and international restaurants, costs to accelerate our replacement of certain branded assets and related marketing efforts, financial assistance to domestic franchisees, such as short-term royalty reductions, in an effort to mitigate closings, additional costs for branding initiatives, including but not limited to, launching a new advertising and marketing campaign and promotional activities to mitigate negative consumer sentiment and negative sales trends, costs associated with a third-party audit of the culture at Papa John’s commissioned by the Special Committee as well as costs associated with implementing new policies and procedures to address any findings as a result of the audit, and additional legal and advisory costs, including costs associated with the activities of the Special Committee.

Based on the negative consumer sentiment and the expected impact on future sales, the company is lowering its financial and associated outlook items. The below outlook incorporates a range of the potential negative sales impact from these recent events but excludes the related costs the company will incur, as detailed above. The company is still gathering information regarding these costs but has developed a preliminary range of $30 million to $50 million for the remainder of 2018. The below outlook also excludes the $0.13 impact of the China refranchising.

	Updated Outlook	Previous Outlook

North America Comparable Sales	(7.0%) to (10.0%)	(3%) to flat
International Comparable Sales	(2%) to 1%	3.0% - 5.0%
Adjusted Diluted EPS (1)	$1.30 - $1.80	$2.40 - $2.60
Net global unit growth	0.0% - 3.0%	3.0% - 5.0%
Debt / Adjusted EBITDA ratio (2)	Above 4.0x	3.0x - 3.5x
Income tax rate (3)	20% - 24%	20% - 24%
Capital Expenditures	$45 - $50 million	$45 - $55 million
Block Cheese Prices per lb.	Low $1.60s	Low $1.60s

(1) This adjusted diluted EPS guidance excludes the impact of the China refranchising and the estimated future costs of the above noted items related to the recent negative publicity. We believe excluding these items from adjusted EPS is meaningful to our financial statement users as it presents our core results excluding unusual, non-recurring items.

(2) We were in compliance with all financial covenants as of July 1, 2018. Based on this revised lower outlook, we plan to work with the banks within our credit facility to evaluate options with the covenants to mitigate the possibility of violating a financial covenant in the future.

(3) The tax rate excludes any tax impact from the divestiture of our China company-owned operations.

Conference Call and Website Information

A conference call is scheduled for August 7, 2018 at 5:00 p.m. Eastern Time to review the company’s second quarter 2018 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 5177337.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, corporate governance, shareholder and other stakeholder engagement, strategic decisions and actions, the ongoing cultural audit and investigation, share repurchases, dividends, effective tax rates, the impact of the Tax Cuts and Job Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  negative publicity and consumer sentiment as a result of statements and actions by the company’s founder and former spokesperson, which may continue to cause sales to decline and/or change consumers’ acceptance of and enthusiasm for our brand;
  the results of the previously announced external audit and investigation the Special Committee is overseeing regarding the company’s existing processes, policies and systems related to diversity and inclusion, supplier and vendor engagement and the company’s culture;
  costs the company expects to incur as a result of the recent negative publicity and negative consumer sentiment, including costs related to the audit and investigation, costs associated with the operations of the Special Committee, any costs associated with related litigation, legal fees, and increased costs for branding initiatives and launching a new advertising and marketing campaign and promotions to mitigate negative consumer sentiment and negative sales trends;
  costs the company expects to incur relating to franchisee financial assistance to mitigate store closings;
  the ability of the company to mitigate the negative consumer sentiment through advertising, marketing and promotional activities;
  the company’s ability to regain lost customers;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our initiatives to improve our brand proposition and operating results, including marketing, advertising and public relations initiatives, technology investments and changes in unit-level operations;
  the risk that any new advertising or marketing campaign may not be effective in increasing sales;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  maintaining compliance with debt covenants under our credit agreement if restaurant sales and operating results continue to decline, and our ability to obtain a waiver or modification to the credit agreement from our lenders if we are unable to maintain compliance;
  failure to effectively execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards;
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued; and
  changes in generally accepted accounting principles including new standards for revenue recognition and leasing.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2018. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic Company-owned restaurant sales	$181,379	$202,756	$371,621	$409,652
North America franchise royalties and fees	23,912	26,588	48,718	54,195
North America commissary	153,455	160,059	315,168	331,399
International	29,069	27,245	59,183	52,867
Other revenues	20,144	18,130	40,638	35,931
Total revenues	407,959	434,778	835,328	884,044

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	147,781	162,433	305,100	327,852
North America commissary	143,300	149,472	294,981	309,429
International expenses	18,248	17,272	37,278	33,063
Other expenses	20,698	17,482	41,656	35,029
General and administrative expenses	38,712	40,248	78,441	76,662
Depreciation and amortization	11,731	10,654	23,270	21,111
Total costs and expenses	380,470	397,561	780,726	803,146
Refranchising loss, net	(2,122)	-	(1,918)	-
Operating income	25,367	37,217	52,684	80,898
Net interest expense	(5,662)	(1,759)	(10,617)	(3,569)
Income before income taxes	19,705	35,458	42,067	77,329
Income tax expense	7,040	10,476	12,022	22,448
Net income before attribution to noncontrolling interests	12,665	24,982	30,045	54,881
Income attributable to noncontrolling interests	(874)	(1,444)	(1,517)	(2,915)
Net income attributable to the company	$11,791	$23,538	$28,528	$51,966

Calculation of income for earnings per share:
Net income attributable to the Company	$11,791	$23,538	$28,528	$51,966
Change in noncontrolling interest redemption value	-	662	-	1,182
Net income attributable to participating securities	(72)	(99)	(147)	(216)
Net income attributable to common shareholders	$11,719	$24,101	$28,381	$52,932

Basic earnings per common share	$0.37	$0.66	$0.87	$1.44
Diluted earnings per common share	$0.36	$0.65	$0.86	$1.42

Basic weighted average common shares outstanding	31,941	36,732	32,610	36,771
Diluted weighted average common shares outstanding	32,175	37,217	32,860	37,283

Dividends declared per common share	$0.225	$0.20	$0.450	$0.40

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	July 1,	December 31,
	2018	2017
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$25,719	$22,345
Accounts receivable, net	62,973	64,644
Notes receivable, net	5,180	4,333
Income tax receivable	-	3,903
Inventories	27,109	30,620
Prepaid expenses and other current assets	33,952	38,016
Assets held for sale	2,786	6,133
Total current assets	157,719	169,994

Property and equipment, net	227,722	234,331
Notes receivable, less current portion, net	15,648	15,568
Goodwill	85,064	86,892
Deferred income taxes, net	709	585
Other assets	71,309	48,183
Total assets	$558,171	$555,553

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$33,307	$32,006
Income and other taxes payable	8,904	10,561
Accrued expenses and other current liabilities	81,197	70,293
Deferred revenue current	2,426	-
Current portion of long-term debt	20,000	20,000
Total current liabilities	145,834	132,860

Deferred revenue	15,329	2,652
Long-term debt, less current portion, net	556,387	446,565
Deferred income taxes, net	5,140	12,546
Other long-term liabilities	78,515	60,146
Total liabilities	801,205	654,769

Redeemable noncontrolling interests	7,356	6,738

Total stockholders' (deficit)	(250,390)	(105,954)
Total liabilities, redeemable noncontrolling interests and stockholders' (deficit)	$558,171	$555,553

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	July 1, 2018	June 25, 2017
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$30,045	$54,881
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	3,591	(1,091)
Depreciation and amortization	23,270	21,111
Deferred income taxes	(2,511)	158
Stock-based compensation expense	4,929	5,571
Loss on refranchising	1,918	-
Other	3,032	1,978
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(148)	(355)
Income tax receivable	3,678	(45)
Inventories	3,188	550
Prepaid expenses and other current assets	6,683	2,594
Other assets and liabilities	(2,202)	(1,559)
Accounts payable	2,511	(3,950)
Income and other taxes payable	(1,656)	1,275
Accrued expenses and other current liabilities	(2,506)	(3,002)
Deferred revenue	379	(253)
Net cash provided by operating activities	74,201	77,863

Investing activities
Purchases of property and equipment	(21,562)	(30,457)
Loans issued	(1,904)	(1,476)
Repayments of loans issued	2,720	2,125
Acquisitions, net of cash acquired	-	(21)
Proceeds from divestitures of restaurants	3,690	-
Other	146	25
Net cash used in investing activities	(16,910)	(29,804)

Financing activities
Repayments of term loan	(10,000)	-
Net proceeds of revolving credit facility	119,400	5,156
Cash dividends paid	(14,762)	(14,703)
Tax payments for equity award issuances	(1,353)	(2,282)
Proceeds from exercise of stock options	2,179	5,218
Acquisition of Company common stock	(148,440)	(33,968)
Distributions to noncontrolling interest holders	(1,110)	(1,389)
Other	231	494
Net cash used in financing activities	(53,855)	(41,474)

Effect of exchange rate changes on cash and cash equivalents	(62)	99
Change in cash and cash equivalents	3,374	6,684
Cash and cash equivalents at beginning of period	22,345	15,563

Cash and cash equivalents at end of period	$25,719	$22,247

CONTACT:
Papa John’s International, Inc.
Joe Smith, 502-261-7272
Senior Vice President, Chief Financial Officer